1 Exhibit 99.3 The following talking points were sent to Spirit’s Guest Service agents and Flight Attendants on July 28, 2022. • The combination of JetBlue and Spirit will create the fifth largest domestic airline. • We will continue to deliver low fares and outstanding service to our Guests. • Until the transaction closes, it is business as usual for Spirit. We expect to conclude the regulatory process and close the transaction no later than the first half of 2024. • There will be no immediate impact to ticketing or flight schedules, and you can continue to book and fly with Spirit as you always have. • Free Spirit® members will continue to earn and redeem points as usual. • Until the close, Spirit Saver$ Club® members will continue to receive access to exclusive fares and deals on seats, bags and options that have saved our Guests millions of dollars on travel.